Exhibit 99.1

March 17, 2006	CONTACT:	Randy Wheeless
	Phone:	704/382-8379
	24-Hour:	704/382-8333

Duke Energy Successfully Completes Consent Solicitation Related to First and Refunding
Mortgage Bonds

CHARLOTTE, N.C. – Duke Energy announced today that it had received the requisite consents necessary to authorize amendments to the indenture governing Duke Energy’s first and refunding mortgage bonds. The amendments will amend certain covenants in the mortgage indenture to clarify Duke Energy’s ability to convert to a limited liability company, or another form of organization that provides for limited liability on behalf of its equity holders.

The solicitation was made with respect to the following bonds:

•	3.75 percent First and Refunding Mortgage Bonds Series A due 2008
•	3.75 percent First and Refunding Mortgage Bonds Series B due 2008
•	4.50 percent First and Refunding Mortgage Bonds due 2010
•	5.30 percent First and Refunding Mortgage Bonds due 2015

•      First and Refunding Mortgage Bonds, York County Pollution Control Facilities Revenue Refunding Series due 2014

•	First and Refunding Mortgage Bonds, Medium-Term Notes Series due 2017
•	8.95 percent First and Refunding Mortgage Bonds, City of Greensboro Series due 2027.

A consent fee of $1.50 in cash for each $1,000 principal amount of mortgage bonds for which Duke Energy received properly completed consents will be made to the consenting holders entitled thereto on March 20, 2006, in accordance with the consent solicitation statement. J.P. Morgan Securities Inc. acted as solicitation agent in connection with the consent solicitation. Global Bondholder Services Corporation acted as the information and tabulation agent in connection with the consent solicitation.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the internet at: http://www.duke-energy.com .

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke

Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors could cause actual results to differ materially from those in the forward-looking statements herein are discussed in Duke Energy’s 2005 Form 10-K and other filings with the Securities and Exchange Commission.

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